SECURITIES AND EXCHANGE COMMISSION
                              Washington D.C. 20549
                           --------------------------

                                    FORM 8-K
                Current Report Pursuant to Section 13 or 15(d) of
                           The Securities Act of 1934

         Date of Report (Date of Earliest Event Reported): June 16, 2004

                       NOVA NATURAL RESOURCES CORPORATION
             (Exact name of registrant as specified in its charter)


         Colorado                   0-15078               84-1227328
(State or other jurisdiction      (Commission         (I.R.S. Employer
    of incorporation)              File No.)          Identification No.)


                    2951 Simms St., Hollywood, Florida 33020
               (Address of principal executive offices) (Zip Code)
                                  (954)849-9507
              (Registrant's telephone number, including area code)

ITEM 5. Other Events

 Nova Completes Agreement to Purchase the Assets of Two Gas Stations Located in China for Implementation of Its LPG Conversion Technology

    FORT LAUDERDALE, Fla.--(BUSINESS WIRE)--June 17, 2004--Nova Natural Resources Corporation (Pink Sheets:NVNJ) announced today that the Corporation signed an agreement to purchase the assets of two Gas Stations located in Anyang City, Henan Province, China.
    Nova has acquired from Great Frame International Enterprise Limited, a Hong Kong Company, the operating assets of two gas stations with LPG refilling equipment. The stations along with the recently acquired LPG conversion technology will allow Nova to continue the conversion of additional vehicles in these markets and expand into other markets within the region. The stations have the capacity to generate in excess of two million dollars in combined fuel alternatives, but the primary focus will be to convert and service LPG vehicles due to higher gross margins and the positive environmental impact. Nova will issue 600,000 shares of common stock at an agreed price of $2.00 per share, for a total purchase price of $1,200,000. The majority owner and President/Director of Great Frame International Enterprise Limited is Wang Li; she is also a director of Nova. Wang Li will become the largest shareholder of NOVA with approximately 45% of the issued and outstanding as of this date.
    This acquisition is designed to prove the LPG conversion technology is a benefit for both Nova and the Chinese market. The average cost to convert a taxi from gas to LPG is around $420 and the conversion cost for a bus is approximately 25% higher. It is estimated that the average taxi will drive 450KM per day with a monthly fuel saving of $73.00, creating a pay back for the driver in six months. The pay back for a bus is approximately one and a half years, but combined with the positive environmental results the local governments are eager to convert. In the market in which the acquired stations are located there are approximately 830 converted taxis and 300 converted busses under the conversion technology. Management expects to convert at least another 40% of the current number and then move into markets much larger and where few if any vehicles have the conversion technology installed.
    The company expects the primary growth revenue generator will be the refilling of the LPG vehicles; the current gross margin is significantly higher than that of the non converted Petrol vehicles.
    Nova plans to seek funding and issue additional equity to expand the LPG Conversion Technology. This expansion will be accomplished by acquiring and retro fitting existing stations and building LPG stations within the Anyang City, Henna Province. The company will then expand into markets where Nova has already secured local governmental approval.
    Mr. Chris Tse, President and CEO stated, "This acquisition in only the beginning, it is difficult to project the overall potential at this point, but this initial start is designed to promote and prove the conversion technology. The significant savings for end users and the preservation of the air quality will grow to be a benefit for China. Additionally, the audit for 2002 and 2003 is in draft form and are currently being reviewed. We expect to submit all outstanding financials within the next 30 days."

    This press release contains forward-looking statements identified by words such as "believe," "expect," "anticipates" and similar expressions. Actual results might differ materially from those projected in, expressed in or implied by the forward-looking statements. Nova cautions investors not to place undue reliance on forward-looking statements, which speak only as to management's expectations on this date.
    Some paragraphs of this press release, particularly those describing Nova's strategies, operating expenses reductions and business plans, contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1993, as amended and Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. While Nova is working to achieve those goals, actual results could differ materially from those projected in the forward-looking statements as a result of a number of factors, including difficulties in marketing its products and services, need for capital, competition from other companies and other actions, any of which could have an adverse effect on the business plans of Nova, its reputation in the industry or its expected financial return from operations. Factors such as these could have an adverse effect on Nova's results of operations. In light of significant uncertainties not included in the forward-looking statements herein, the inclusion of such information should not be regarded as a representation by Nova that it will be achieved.

    CONTACT: Nova Natural Resources Corporation, Fort Lauderdale
             Wayne Doss, 954/849-9507, Fax 954/349-2899
             wayne@compusource.net



Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned duly authorized.

                                   SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, The Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                      NOVA NATURAL RESOURCES CORPORATION

                                      By: /s/ Chris Tse
                                      ------------------------------------
                                              Chris Tse, President

                                                    Date: June 16, 2004